Exhibit 4.22

Loan Agreement

Signed in Tel Aviv on ___ 16 __January___, 2023

Between:	Hub Cyber Security (Israel) Ltd., Company Number 511029373 From 17 Rothschild Blvd., Tel Aviv-Yafo (hereinafter: the “Borrower” and/or the “Company”)
On one side;
and:	A-Labs Finance and Advisory Ltd. Private Company 515681757 From 18 Duvdevan St., Kadima (hereinafter: the “Lender” and/or the “Investor”)
On the other side;

Whereas	The Borrower requested the Lender to grant it the Loan (as defined below) for the purpose of funding the Company’s activity;

And whereas	The Lender agreed to grant the Loan to the Borrower, as detailed in, and subject to the terms of this agreement below;

And whereas	The parties wish to record in writing the agreements and legal relationship between them regarding the Loan, its granting method and repayment;

Therefore, it was agreed, stipulated, and declared between the parties as follows:

1.	General

1.1.	The introduction and appendixes of this agreement constitutes an integral part thereof.

1.2.	The clauses’ titles in this agreement are for the sake of convenience only and shall not be used for purposes of interpretation of this agreement.

2.	The Declarations of the Parties

The Borrower hereby declares, confirms, and undertakes as follows:

2.1.	That the Company is capable of meeting its obligations and repaying the Loan under the terms and within periods established in this agreement.

2.2.	That entering into this agreement and executing it do not contradict the Borrower’s articles of incorporation or any agreement the Borrower is a party to and/or any undertaking that applies to the Borrower, whether pursuant to the law or any agreement, and that there is no impediment on the Borrower’s part to fulfill its obligations in this agreement or execute its terms.

2.3.	That entering into this agreement and executing it, including obtaining the Loan, have been approved by all of the Borrower’s corporate bodies whose approval is required for the purposes of this undertaking pursuant to the law and/or the Borrower’s articles of incorporation.

2.4.	Its signatories signing this agreement or any of its appendixes, as applicable, on its behalf are permitted and authorized to do so.

2.5.	These representations shall apply, mutatis mutandis, to the Guarantors (as defined below).

3.	The Loan

3.1.	Upon signing this agreement, the Lender shall grant the Borrower a Loan of $900,000.00 (in words: nine hundred thousand US Dollars) for a period of 36 months, in exchange for a promissory note of a nominal value of $1,000,000.00 (in words: one million US Dollars) (hereinafter: the “Loan”).

3.2.	[sic]

3.3.	The Loan shall be repaid by the Borrower in one installment 36 months after the date of signing this agreement (hereinafter: the “Loan Repayment Date”), via bank transfer to the Company’s account as detailed below:

Bank	Leumi
Account Name	Hub Cyber Security (Israel) Ltd.
Account Number	XXX
IBAN	XXX
SWIFT	XXX

3.4.	The Loan shall bear an annual interest of 12% plus VAT (hereinafter: the “Interest”). The loan is not index-linked.

3.5.	The Interest shall be paid to the Lender quarterly at the end of each quarter, i.e. on 1.4, 1.7, 1.10, 1.1 as of the date of signing this agreement and until the Loan Repayment Date. However, the Interest for the last month of the Loan period shall be paid on the Loan Repayment Date.

3.6.	Any payment in arrears shall bear late interest at a rate of ___24% as of its due date and until its actual payment.

3.7.	Both parties reserve the right for the Loan to be repaid after 90 days subject to, and following the Company’s listing on the NASDAQ. Early repayment shall take place subject to an advance notice of 45 days.

4.	Guarantees

To secure the undertakings of the Borrower to repay the Loan pursuant to the provisions of this agreement, the Borrower shall provide the Lender upon signing this agreement the following guarantees:

4.1.	To secure the undertakings of the Company towards the Lender pursuant to this agreement, the Company shall request the Registrar of Companies, within two (2) business days of obtaining the payment from the Lender, to register a floating lien in favor of the Lender on the Secured Assets as defined in the promissory note attached to this agreement, all pursuant to the terms of the attached draft promissory note (hereinafter: the “Promissory Note” or the “Lien Agreement”).

4.2.	The floating lien shall be limited in its amount up to $2,000,000.00 (two million US Dollars).

4.3.	The lien in favor of the Lender shall be valid until the full repayment of the Loan by the Company to the Lender, and the terms of the Promissory Note shall apply to it.

4.4.	The Company shall fully cooperate with the Lender to register the floating lien in favor of the Lender and shall make its utmost effort, sign any document, and give any certification that may be required from it in order to register the floating lien in favor of the Lender and fulfill its obligations pursuant to this clause.

5.	Immediate Repayment

Without derogating from any of the Lender’s rights pursuant to the provisions of this agreement and/or the law, it is hereby agreed that in the event of one or more of the cases listed below, the Lender may demand the immediate repayment of the Loan, execute guarantees, and take action, including legal action as it may deem fit and as permitted by law, all subject to the exclusive discretion of the Lender (hereinafter: “Immediate Repayment”):

5.1.	The Borrower did not fulfill its obligations and/or declarations pursuant to this agreement;

5.2.	An application for the liquidation and/or the appointment of an administrative receiver and/or a stay of proceedings was filed against the Borrower and/or its assets and/or any of its guarantors, and the application was not canceled and/or stroke out and/or dismissed within 14 (fourteen) days as of its filing.

5.3.	An administrative receiver (temporary or permanent) and/or trustee and/or special administrator and/or liquidator (temporary or permanent) or any other officer is/are appointed to the Borrower, and these appointments are not canceled within thirty (30) days of taking effect.

5.4.	A winding up order was issued against the Borrower and/or any one of the guarantors, or the Shareholders’ Meeting adopted a decision on voluntary liquidation.

5.5.	An asset and/or right of the Borrower was seized, preventing and/or affecting the Borrower’s ability to fulfill its obligations pursuant to this agreement, and the seizure was not removed within 45 days.

5.6.	The Borrower ceased to operate for a period of over 30 days or [sic] (as applicable).

5.7.	There is a real concern that the Borrower and/or guarantors will not be able to fulfill their obligations pursuant to this agreement.

5.8.	The Borrower became a “restricted customer” as defined in the Cheques Without Cover Law, 5741-1980, or any of the Borrower’s accounts becomes a “restricted account” as defined in said law.

5.9.	It becomes clear to the Lender, according to its exclusive discretion, that the Borrower acted in a way that affects its ability to fulfill its obligations pursuant to this agreement.

5.10.	Issuing a demand for Immediate Repayment or a notification regarding the intention to demand Immediate Repayment of any credit granted to the Borrower or any of the guarantors.

6.	General

6.1.	The Borrower undertakes to bear any tax and/or duty and any payment and/or expense of any kind, if applicable, in relation to this agreement.

6.2.	Any delay or omission by any of the parties regarding the execution or enforcement of any of its rights pursuant to this agreement shall not be deemed as a waiver or preclusion to make use of its rights in the future, and it shall be entitled to use its rights, in full or in part, at any time as it may deem fit.

6.3.	This agreement embodies and exhausts all that is agreed between the parties regarding the Borrower and the Lender, and upon its signature, it shall cancel any representation, understanding, or undertaking, including any written document made between the parties before its signing in relation to this agreement.

6.4.	Any amendment or addition to this agreement shall not be valid unless made in writing and signed by all the parties relevant to the amendment or addition.

6.5.	This agreement shall be governed by the laws of the State of Israel and shall be interpreted according to them. The unique and exclusive local jurisdiction over this agreement shall be that of the authorized courts of the City of Tel Aviv-Yafo.

6.6.	For the purposes of this agreement, the addresses of the parties shall be as mentioned in the introduction to this agreement. The Borrower’s address shall also serve as the address for the delivery of notifications to the guarantors. Any notification sent from one party to another to the address detailed above shall be deemed as having been received at the relevant time as detailed below: if sent by registered mail – within 72 hours as of being posted; if delivered by hand – at the time of its delivery; if sent by fax or email – at the time of sending as long as confirmation of delivery was given by the other party.

IN WITNESS WHEREOF the parties have signed below:

/s/ Eyal Moshe	/s/ Rafi Tzur	/s/ Doron Cohen

Hub Cyber Security (Israel) Ltd.	A-Labs Finance and Advisory Ltd.

Eyal Moshe | Rafi Tzur.	Doron Cohen

4